EXHIBIT 99.1

California Micro Devices

NEWS RELEASE

For More Information Contact:

Greg Miller, Chief Financial Officer

(408) 263-3214

gregm@calmicro.com

California Micro Devices Reports June Quarter Financial Results

Fiscal Q1 revenues reach highest level in more than two years; net loss narrows to $0.08

MILPITAS, Calif. — July 31, 2003 — California Micro Devices (NASDAQ: CAMD) today announced financial results for its first fiscal quarter of 2004, which ended on June 30, 2003. The company reported revenues of $11.9 million compared to $10.8 million in the prior quarter and $9.4 million in the same quarter a year ago. The net loss per share was $0.08 compared to a net loss per share of $0.22 in the prior quarter and $0.06 a year ago.

“I’m pleased to report that our June quarter revenues reached the highest level we’ve seen since fiscal Q4 of 2001, and that our bottom line improved by more than 60 percent sequentially,” said Robert V. Dickinson, president and CEO. “Revenue from our Medical products was at an all-time high, thanks to the considerable progress we made in resolving the process issues that constrained shipments last quarter.” He noted both Mobile and LED Lighting products also contributed strong sequential revenue increases while the revenue from Computing products was sequentially down, as expected.

According to Dickinson, the company logged more than 90 design wins for the fourth consecutive quarter and launched several new products, including an innovative keyboard multiplexer chip that can reduce component count in the latest feature-rich handsets. Bookings for the June quarter were $12.4 million compared to the exceptionally strong $14.3 million in the prior quarter. The company ended the June quarter with a cash balance of approximately $3.3 million, down from the $4.5 million posted in the prior quarter.

In two news releases also issued today, California Micro Devices announced that its credit facility with Silicon Valley Bank has been extended for another year, and that it has raised additional working capital of approximately $5.2 million through a private equity placement with institutional investors.

Conference Call Today At 2:00 PM Pacific Time

California Micro Devices will hold a conference call today at 2:00 p.m. Pacific Time to discuss its June quarter financial results. Within the USA, interested parties can access the conference call by dialing (800) 218-4007. International parties may access the conference call by dialing (303) 262-2075. No pass code is necessary. Telephone replay of the call will be available beginning today at approximately 4:00 p.m. Pacific Time. Callers within the USA may access the replay by dialing (800) 405-2236 and entering pass code 541900. Outside the USA, callers may access the replay by dialing (303) 590-3000 and entering the same pass code. The replay will be available until August 15, 2003, 11:00 p.m. Pacific Time.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application-specific analog semiconductor products for the mobile, computing, and high-brightness LED lighting markets. Key products include application-specific integrated passive (ASIP™) devices and power management ICs as well as silicon sub-mounts for high-brightness LEDs. Detailed corporate and product information may be accessed at www.calmicro.com.

All statements contained in this press release that are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not historical facts or guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, expects, and estimates. Forward-looking statements made in this release include our expectations regarding revenue, both overall and in certain markets, and net loss per share for the second fiscal quarter of 2004. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, increased current product demand at current pricing, successful release into production of new products being sampled and continued design wins resulting in demand for such products, no unexpected manufacturing or other costs, and our ability and the ability of our third party vendors to continue to make our products without yield issues as well as other risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

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ASIP™ is a trademark of California Micro Devices. All other trademarks are property of their respective owners.

CALIFORNIA MICRO DEVICES CORPORATION

Condensed Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2003	2002
Net sales	$11,909	$9,368

Costs and expenses:
Cost of sales	9,156	6,406
Research and development	1,052	882
Selling, general and administrative	2,678	2,660

Total costs and expenses	12,886	9,948

Operating loss	(977)	(580)

Other expense, net	243	241

Loss before income taxes	(1,220)	(821)

Income taxes	—	—

Net loss	$(1,220)	$(821)

Net loss per share—basic and diluted	$(0.08)	$(0.06)

Weighted average common shares outstanding—basic and diluted	15,885	13,927

CALIFORNIA MICRO DEVICES CORPORATION

Condensed Balance Sheets

(Amounts in thousands)

	June 30, 2003	March 31, 2003*
	(unaudited)
ASSETS:
Current assets:
Cash and short-term investments	$3,316	$4,513
Accounts receivable, net	6,174	5,281
Inventories	3,434	3,577
Other assets	272	652

Total current assets	13,196	14,023

Property, plant and equipment, net	9,534	10,087
Restricted cash	1,101	880
Other long-term assets	394	415

Total assets	$24,225	$25,405

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,801	$3,195
Accrued liabilities	2,771	2,631
Deferred margin on shipments to distributors	1,448	1,873
Current maturities of long-term debt and capital lease obligations	1,652	1,603

Total current liabilities	9,672	9,302
Long-term debt, less current maturities	7,901	8,308
Other long-term liabilities	40	—

Total liabilities	17,613	17,610

Shareholders’ equity:
Common stock	74,277	74,240
Accumulated deficit	(67,665)	(66,445)

Total shareholders’ equity	6,612	7,795

Total liabilities and shareholders’ equity	$24,225	$25,405

*	Derived from audited financial statements.

For a more detailed discussion of our business and the risks and uncertainties associated with it, please refer to our annual report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2003.